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                                                                       Exhibit 5


                                                                 January 7, 2003

The Board of Directors
Cray Inc.

Dear Sirs:

      I am the Vice President - Legal and General Counsel of Cray Inc. (the "Company") and have supervised the corporate proceedings in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 relating to the issuance of up to 150,000 shares of common stock of the Company (the "Shares") upon the exercise of a stock purchase warrant originally dated as of May 17, 2002. I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments that I deemed necessary for the purposes of this opinion.

      Based on the foregoing, it is my opinion that the warrant has been duly authorized and the Shares have been duly authorized and, when issued upon due exercise of the warrant, the Shares will be legally issued, fully paid and non-assessable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus.

                                          Very truly yours,

                                          /S/  Kenneth W. Johnson

                                          Kenneth W. Johnson
                                          Vice President - Legal and
                                          General Counsel